Exhibit 99.1

Genworth Financial Announces First Quarter 2018 Results

Net Income Of $112 Million And Adjusted Operating Income Of $125 Million

•	As Disclosed On April 24, 2018, Genworth And China Oceanwide Holdings Group Co., Ltd. (Oceanwide) Refiled Their Joint Voluntary Notice With The Committee On Foreign Investment In The United States (CFIUS)

•	U.S. Mortgage Insurance (MI) Adjusted Operating Income Of $111 Million, Increased 52 Percent Compared To First Quarter Of 2017

•	U.S. MI’s PMIERs[1] Sufficiency Ratio At 124 Percent, In Excess Of $600 Million Above Requirements

•	Strong Performance For Canada MI, Adjusted Operating Income Of $49 Million, Up 28 Percent[2] Versus First Quarter Of 2017

•	U.S. Life Insurance Adjusted Operating Loss Of $(5) Million Compared To Adjusted Operating Income Of $53 Million In First Quarter Of 2017

•	Holding Company Cash And Liquid Assets Of Approximately $1.2 Billion Reflecting Recently Completed $450 Million Senior Secured Term Loan

Richmond, VA (May 1, 2018) – Genworth Financial, Inc. (NYSE: GNW) today reported results for the quarter ended March 31, 2018. The company reported net income3 of $112 million, or $0.22 per diluted share, in the first quarter of 2018, compared with net income of $155 million, or $0.31 per diluted share, in the first quarter of 2017. The adjusted operating income4 for the first quarter of 2018 was $125 million, or $0.25 per diluted share, compared with adjusted operating income of $143 million, or $0.29 per diluted share, in the first quarter of 2017.

Genworth’s effective tax rate for the quarter was approximately 28 percent. Beginning January 1, 2018, the company taxed its international businesses at their local statutory rates and its domestic businesses at the new enacted tax rate of 21 percent. However, gains on forward starting swaps settled prior to the change in the corporate tax rate will continue to be tax effected at 35 percent as they are amortized into net investment income.

[1]	Private Mortgage Insurer Eligibility Requirements.
[2]	Percent change excludes the impact of foreign exchange.
[3]	Unless otherwise stated, all references in this press release to net income (loss), net income (loss) per share, adjusted operating income (loss), adjusted operating income (loss) per share and book value per share should be read as net income (loss) available to Genworth’s common stockholders, net income (loss) available to Genworth’s common stockholders per diluted share, adjusted operating income (loss) available to Genworth’s common stockholders, adjusted operating income (loss) available to Genworth’s common stockholders per diluted share and book value available to Genworth’s common stockholders per share, respectively.
[4]	This is a financial measure that is not calculated based on U.S. Generally Accepted Accounting Principles (Non-GAAP). See the Use of Non-GAAP Measures section of this press release for additional information.

Strategic Update

Genworth and Oceanwide continue to work towards closing their previously announced proposed transaction as quickly as possible.

In order to allow for additional time for regulatory reviews of the transaction, Genworth and Oceanwide agreed to a fourth waiver and agreement of each party’s right to terminate the previously announced merger agreement, extending the deadline to July 1, 2018.

Due to the delay in receiving necessary regulatory approvals, Genworth successfully closed a $450 million senior secured term loan in March. The proceeds of the term loan will be used, together with cash on hand, to repay existing indebtedness due May 2018. Oceanwide was the lead investor in the term loan with a $60 million allocation as it remains committed to supporting Genworth.

As announced on April 24, 2018, Genworth and Oceanwide have re-filed their joint voluntary notice with CFIUS to provide CFIUS additional time to review and discuss the proposed transaction between Genworth and Oceanwide. In connection with the re-filing, CFIUS has agreed to proceed directly to a 45-day investigation period following a one-day review period. Additional information about the CFIUS review process can be found in the definitive proxy statement filed by Genworth with the Securities and Exchange Commission on January 25, 2017. There can be no assurances that CFIUS will ultimately agree to clear the transaction.

In addition to clearance by CFIUS, the closing of the proposed transaction remains subject to the receipt of required regulatory approvals in the U.S., China, and other international jurisdictions and other closing conditions. Genworth and Oceanwide continue to be actively engaged with the relevant regulators regarding the pending applications.

“Genworth’s continued strong operating performance and progress against our strategic initiatives is a result of our unwavering focus on maximizing the company’s value,” said Tom McInerney, president and CEO of Genworth. “We continue to believe the transaction with Oceanwide represents the greatest and most certain value for our stockholders, and are encouraged by the meaningful progress we have made towards achieving the necessary regulatory approvals.”

LU Zhiqiang, chairman of Oceanwide, added: “Oceanwide continues to work diligently with Genworth towards closing the transaction as soon as possible. We remain committed to the transaction, which would provide Oceanwide with the opportunity to enhance our global insurance expertise and bring better insurance market solutions to China.”

Financial Performance

Consolidated Net Income & Adjusted Operating Income
	Three months ended March 31
	2018		2017
(Amounts in millions, except per share)	Total	Per diluted share	Total	Per diluted share	Total % change
Net income available to Genworth’s common stockholders	$112	$0.22	$155	$0.31	(28)%
Adjusted operating income	$125	$0.25	$143	$0.29	(13)%
Weighted-average diluted shares	502.7		501.0

	As of March 31
	2018	2017
Book value per common share	$26.00	$25.68
Book value per common share, excluding accumulated other comprehensive income (loss)	$20.76	$19.47

Net income in the first quarter of 2018 was reduced by net investment losses, net of taxes and other adjustments, of $13 million in the quarter. Net income in the first quarter of 2017 benefitted from net investment gains, net of taxes and other adjustments, of $13 million.

Net investment income was $804 million in the quarter, down from $812 million in the prior quarter and up from $790 million in the prior year. Net investment income decreased versus the prior quarter due to lower income from limited partnerships and increased versus prior year from higher average invested assets. The reported yield and the core yield4 for the quarter were 4.55 percent and 4.50 percent, respectively.

Adjusted operating income (loss) by segment are summarized in the table below:

Adjusted Operating Income (Loss) (Amounts in millions)	Q1 18	Q4 17	Q1 17
U.S. Mortgage Insurance	$111	$74	$73
Canada Mortgage Insurance	49	43	36
Australia Mortgage Insurance	19	(125)	13
U.S. Life Insurance	(5)	(69)	53
Runoff	10	13	14
Corporate and Other	(59)	390	(46)

Total Adjusted Operating Income	$125	$326	$143

Adjusted operating income (loss) represents income (loss) from continuing operations excluding net investment gains (losses), gains (losses) on the sale of businesses, gains (losses) on the early extinguishment of debt, gains (losses) on insurance block transactions, restructuring costs and other adjustments, net of taxes. A reconciliation of net income (loss) to adjusted operating income (loss) by segments and Corporate and Other activities is included at the end of this press release.

Unless specifically noted in the discussion of results for the MI businesses in Canada and Australia, references to percentage changes exclude the impact of translating foreign denominated activity into U.S. dollars (foreign exchange). Percentage changes, which include the impact of foreign exchange, are found in a table at the end of this press release.

U.S. Mortgage Insurance

Operating Metrics (Dollar amounts in millions)	Q1 18	Q4 17	Q1 17
Adjusted operating income	$111	$74	$73
New insurance written
Primary Flow	$9,000	$10,200	$7,600
Loss ratio	9%	22%	17%

U.S. MI reported adjusted operating income of $111 million, compared with $74 million in the prior quarter and $73 million in the prior year. The loss ratio in the current quarter was nine percent, down 13 points sequentially and down eight points from the prior year. Losses in the quarter benefitted from lower new delinquencies, seasonally higher cures and favorable aging. Results in the quarter also benefitted from a lower corporate tax rate. There were no material incremental incurred losses from areas impacted by hurricanes in the quarter, although the company had reserved approximately $5 million pre-tax for hurricane-related delinquencies in the prior quarter.

Flow New Insurance Written (NIW) of $9.0 billion decreased 12 percent from the prior quarter primarily from a seasonally smaller purchase originations market and lower refinance originations, and increased 18 percent versus the prior year primarily from a larger mortgage insurance market. During the first quarter of 2018, the company’s concentration of single premium flow NIW was down four points from the prior quarter and down slightly from the prior year as it continues its selective participation in this market. U.S. MI’s flow insurance in force increased 12 percent versus the prior year driven primarily by strong NIW and persistency.

Canada Mortgage Insurance

Operating Metrics (Dollar amounts in millions)	Q1 18	Q4 17	Q1 17
Adjusted operating income	$49	$43	$36
New insurance written
Flow	$2,500	$3,600	$2,300
Bulk	$900	$800	$8,000
Loss ratio	13%	9%	16%

Canada MI reported adjusted operating income of $49 million versus $43 million in the prior quarter and $36 million in the prior year. The loss ratio in the quarter was 13 percent, up four points sequentially primarily from higher severity on new delinquencies. The loss ratio was down three points compared to the prior year from a decrease in new delinquencies, net of cures, and a lower average reserve per delinquency reflecting the ongoing housing market strength and underlying economic conditions. Results in the quarter also reflected a lower effective tax rate of approximately 27 percent.

Flow NIW was down 31 percent2 sequentially primarily from a seasonally smaller originations market and up four percent2 from the prior year. Bulk NIW decreased versus the prior year as a result of regulatory changes introduced in 2016 and 2017.

Australia Mortgage Insurance

Operating Metrics (Dollar amounts in millions)	Q1 18	Q4 17	Q1 17
Adjusted operating income (loss)	$19	$(125)	$13
New insurance written
Flow	$3,400	$4,200	$4,100
Bulk	$—	$—	$1,000
Loss ratio	30%	(7)%	35%

Australia MI reported adjusted operating income of $19 million, compared with an adjusted operating loss of $125 million in the prior quarter and adjusted operating income of $13 million in the prior year. The prior quarter results included a $141 million unfavorable impact from an annual review of its premium earnings pattern. Results in the quarter also reflected a lower effective tax rate of approximately 30 percent.

The loss ratio in the quarter was 30 percent. The change in the premium earnings pattern reduced the prior quarter loss ratio by 35 points. Excluding this impact, the loss ratio was up two points sequentially from delinquency aging and lower seasonal cures and down five points from the prior year primarily from a higher level of earned premiums.

Flow NIW was down 19 percent2 sequentially from lower activity with certain customers and down 20 percent2 from the prior year primarily from lower market penetration.

U.S. Life Insurance

Adjusted Operating Income (Loss) (Amounts in millions)	Q1 18	Q4 17	Q1 17
Adjusted operating income (loss)
Long Term Care Insurance	$(32)	$17	$14
Life Insurance	(1)	(85)	16
Fixed Annuities	28	(1)	23

Total U.S. Life Insurance	$(5)	$(69)	$53

Long Term Care Insurance

Long term care insurance reported an adjusted operating loss of $32 million, compared with adjusted operating income of $17 million in the prior quarter and adjusted operating income of $14 million in the prior year. Results versus the prior quarter reflected lower earnings from the acquired block, higher utilization of available benefits and lower renewal premiums due to the timing of policy anniversary dates partially offset by seasonally higher active policy and existing claim termination experience. Prior quarter results included an after-tax reduction to claim reserves of $20 million primarily driven by assumption changes related to claims administrative expenses. Compared to the prior year, results reflected less favorable existing claims performance, including higher utilization of available benefits, and lower earnings from the acquired block, partially offset by higher in-force rate action premiums. Results in the prior year included a $14 million after-tax accrual for state guaranty fund assessments relating to the Penn Treaty Network American Insurance Company and American Network Insurance Company plan of liquidation.

The change in the corporate tax rate had a negative impact on the results given LTC had a pre-tax loss for the quarter. In addition, current quarter results also include an incremental tax expense of $5 million above the 21 percent corporate tax rate related to the amortization of forward starting swap gains settled prior to the change in the corporate tax rate.

Life Insurance

Life insurance reported an adjusted operating loss of $1 million, compared with an adjusted operating loss of $85 million in the prior quarter and adjusted operating income of $16 million in the prior year. During the prior quarter, the company completed its annual review of life insurance assumptions and recorded an after-tax charge of $74 million primarily driven by assumption changes due to emerging mortality experience as well as adjustments from lower forward interest rates. Results versus the prior quarter also reflect higher seasonal premiums in the company’s term life block of business offset by unfavorable mortality in the company’s universal life insurance block of business. Compared to the prior year, the current quarter reflected higher lapses resulting in lower insurance premiums and accelerated write-off of deferred acquisition costs (DAC) primarily associated with the large 20-year term life insurance blocks entering their post-level premium periods and unfavorable mortality in the company’s universal life insurance block of business.

Fixed Annuities

Fixed annuities reported adjusted operating income of $28 million, compared with an adjusted operating loss of $1 million in the prior quarter and adjusted operating income of $23 million in the prior year. Current quarter results reflect favorable mortality and a lower tax rate. Results in the prior quarter included a net after-tax charge of $30 million from loss recognition testing and assumption updates.

Runoff

Runoff reported adjusted operating income of $10 million, compared with $13 million in the prior quarter and $14 million in the prior year, reflecting unfavorable equity market performance supporting the company’s variable annuity business versus the prior quarter and prior year.

Corporate And Other

Corporate and Other reported an adjusted operating loss of $59 million, compared with adjusted operating income of $390 million in the prior quarter and an adjusted operating loss of $46 million in the prior year. Given the change in the corporate tax rate, the current period results reflect a lower tax benefit offsetting the Corporate and Other pre-tax loss. Results in the prior quarter included a net favorable impact of $456 million related to deferred taxes due to the combination of tax reform, business forecast improvements and other items. Results in the prior quarter also included an unfavorable $11 million tax charge related to the Australia MI premium earnings pattern review. The first quarter of 2017 included a favorable $7 million after-tax correction to the company’s Tax Matters Agreement liability.

Capital & Liquidity

Genworth maintains the following capital positions in its operating subsidiaries:

Key Capital & Liquidity Metrics (Dollar amounts in millions)	Q1 18	Q4 17	Q1 17
U.S. MI
Consolidated Risk-To-Capital Ratio[5]	12.5:1	12.7:1	13.6:1
Genworth Mortgage Insurance Corporation Risk-To-Capital Ratio[5]	12.7:1	12.9:1	13.7:1
Private Mortgage Insurer Eligibility Requirements (PMIERs) Sufficiency Ratio[6]	124%	121%	118%
Canada MI
Minimum Capital Test (MCT) Ratio[5]	170%	172%	162%
Australia MI
Prescribed Capital Amount (PCA) Ratio[5]	185%	193%	171%
U.S. Life Insurance Companies
Consolidated Risk-Based Capital (RBC) Ratio[5]	280%	282%	326%
Holding Company[7] Cash and Liquid Assets[8]	$1,204	$870	$999

Key Points

•	U.S. MI’s PMIERs sufficiency ratio increased to 124 percent as an increase in operating cash flows and lower non-performing required assets were partially offset by higher required assets associated with strong new business written. The PMIERs sufficiency ratio remained negatively impacted by approximately four points related to the incremental hurricane delinquency inventory;

•	Canada MI’s MCT ratio as of March 31, 2018 is estimated to be 170 percent, above both the regulatory minimum requirement of 150 percent and an operating range of 160 to 165 percent;

•	Australia MI’s capital levels decreased sequentially to 185 percent driven primarily by lower levels of reinsurance and capital returns to shareholders; and

•	The holding company ended the quarter with $1,204 million of cash and liquid assets, of which approximately $600 million is dedicated to pay the May 2018 debt maturity.

[5]	Company estimate for the first quarter of 2018 due to timing of the filing of statutory statements.
[6]	Calculated as available assets divided by required assets as defined within PMIERs. As of March 31, 2018, December 31, 2017 and March 31, 2017, the PMIERs sufficiency ratios were in excess of approximately $600 million, $550 million and $400 million, respectively, of available assets above the PMIERs requirements. Company estimate for the first quarter of 2018.
[7]	Holding company cash and liquid assets comprises assets held in Genworth Holdings, Inc. (the issuer of outstanding public debt) which is a wholly-owned subsidiary of Genworth Financial, Inc.
[8]	Genworth Holdings had $1,129 million, $795 million and $849 million of cash, cash equivalents and restricted cash as of March 31, 2018, December 31, 2017 and March 31, 2017, respectively, which included approximately $4 million, $4 million, and $33 million of restricted cash, respectively. Genworth Holdings also held $75 million, $75 million and $150 million in U.S. government securities as of March 31, 2018, December 31, 2017 and March 31, 2017, respectively, which included approximately $37 million, $41 million, and $41 million, respectively, of restricted assets.

About Genworth Financial

Genworth Financial, Inc. (NYSE: GNW) is a Fortune 500 insurance holding company committed to helping families achieve the dream of homeownership and address the financial challenges of aging through its leadership positions in mortgage insurance and long term care insurance. Headquartered in Richmond, Virginia, Genworth traces its roots back to 1871 and became a public company in 2004. For more information, visit genworth.com.

From time to time, Genworth releases important information via postings on its corporate website. Accordingly, investors and other interested parties are encouraged to enroll to receive automatic email alerts and Really Simple Syndication (RSS) feeds regarding new postings. Enrollment information is found under the “Investors” section of genworth.com. From time to time, Genworth’s publicly traded subsidiaries, Genworth MI Canada Inc. and Genworth Mortgage Insurance Australia Limited, separately release financial and other information about their operations. This information can be found at http://genworth.ca and http://www.genworth.com.au.

Conference Call And Financial Supplement Information

This press release and the first quarter 2018 financial supplement are now posted on the company’s website. Additional information regarding business results will be posted on the company’s website, http://investor.genworth.com, by 7:00 a.m. on May 2, 2018. Investors are encouraged to review these materials.

Genworth will conduct a conference call on May 2, 2018 at 8:00 a.m. (ET) to discuss business results and provide an update on strategic objectives including the pending transaction with China Oceanwide Holdings Group Co., Ltd. The conference call will be accessible via telephone and the Internet. The dial-in number for the conference call is 888 208.1820 or 323 794.2110 (outside the U.S.); conference ID # 5788286. To participate in the call by webcast, register at http://investor.genworth.com at least 15 minutes prior to the webcast to download and install any necessary software.

Replays of the call will be available through May 16, 2018 at 888 203.1112 or 719 457.0820 (outside the U.S.); conference ID # 5788286. The webcast will also be archived on the company’s website for one year.

Use of Non-GAAP Measures

This press release includes the non-GAAP financial measures entitled “adjusted operating income (loss)” and “adjusted operating income (loss) per share.” Adjusted operating income (loss) per share is derived from adjusted operating income (loss). The chief operating decision maker evaluates segment performance and allocates resources on the basis of adjusted operating income (loss). The company defines adjusted operating income (loss) as income (loss) from continuing operations excluding the after-tax effects of income (loss) attributable to noncontrolling interests, net investment gains (losses), goodwill impairments, gains (losses) on the sale of businesses, gains (losses) on the early extinguishment of debt, gains (losses) on insurance block transactions, restructuring costs and infrequent or unusual non-operating items. Gains (losses) on insurance block transactions are defined as gains (losses) on the early extinguishment of non-recourse funding obligations, early termination fees for other financing restructuring and/or resulting gains (losses) on reinsurance restructuring for certain blocks of business. The company excludes net investment gains (losses) and infrequent or unusual non-operating items because the company does not consider them to be related to the operating performance of the company’s segments and Corporate and Other activities. A component of the company’s net investment gains (losses) is the result of impairments, the size and timing of which can vary significantly depending on market credit cycles. In addition, the size and timing of other investment gains (losses) can be subject to the company’s discretion and are influenced by market opportunities, as well as asset-liability matching considerations. Goodwill impairments, gains (losses) on the sale of businesses, gains (losses) on the early extinguishment of debt, gains (losses) on insurance block transactions and restructuring costs are also excluded from adjusted operating income (loss) because, in the company’s opinion, they are not indicative of overall operating trends. Infrequent or unusual non-operating items are also excluded from adjusted operating income (loss) if, in the company’s opinion, they are not indicative of overall operating trends.

While some of these items may be significant components of net income (loss) available to Genworth Financial, Inc.’s common stockholders in accordance with U.S. GAAP, the company believes that adjusted operating income (loss) and measures that are derived from or incorporate adjusted operating income (loss), including adjusted operating income (loss) per share on a basic and diluted basis, are appropriate measures that are useful to investors because they identify the income (loss) attributable to the ongoing operations of the business. Management also uses adjusted operating income (loss) as a basis for determining awards and compensation for senior management and to evaluate performance on a basis comparable to that used by analysts. However, the items excluded from adjusted operating income (loss) have occurred in the past and could, and in some cases will, recur in the future. Adjusted operating income (loss) and adjusted operating income (loss) per share on a basic and diluted basis are not substitutes for net income (loss) available to Genworth Financial, Inc.’s common stockholders or net income (loss) available to Genworth Financial, Inc.’s common stockholders per share on a basic and diluted basis determined in accordance with U.S. GAAP. In addition, the company’s definition of adjusted operating income (loss) may differ from the definitions used by other companies.

On December 22, 2017, the Tax Cuts and Jobs Act (“TCJA”) was signed into law. The TCJA reduced the U.S. corporate federal income tax rate to 21 percent effective for taxable years beginning on January 1, 2018 and migrated the worldwide tax system to a territorial international tax system. Therefore, beginning on January 1, 2018, the company taxed its international businesses at their local statutory tax rates and its domestic businesses at the new enacted tax rate of 21 percent. The company allocates its consolidated provision for income taxes to its operating segments. The company’s allocation methodology applies a specific tax rate to the pre-tax income (loss) of each segment, which is then adjusted in each segment to reflect the tax attributes of items unique to that segment such as foreign income. The difference between the consolidated provision for income taxes and the sum of the provision for income taxes in each segment is reflected in Corporate and Other activities.

The annually-determined tax rates and adjustments to each segment’s provision for income taxes are estimates which are subject to review and could change from year to year.

In the first quarter of 2018, the company assumed a tax rate of 21 percent on certain adjustments to reconcile net income available to Genworth Financial Inc.’s common stockholders and adjusted operating income and in the explanation of specific variances of operating performance (unless otherwise indicated). In the prior year, the company assumed a tax rate of 35 percent, the previous U.S. corporate federal income tax rate prior to the enactment of the TCJA, on certain adjustments to reconcile net income available to Genworth Financial Inc.’s common stockholders and adjusted operating income and in the explanation of specific variances of operating performance. These adjustments are also net of the portion attributable to noncontrolling interests and net investment gains (losses) are adjusted for DAC and other intangible amortization and certain benefit reserves.

The company recorded a pre-tax expense of $1 million in the first quarter of 2017 related to restructuring costs as the company continued to evaluate and appropriately size its organizational needs and expenses. There were no infrequent or unusual items excluded from adjusted operating income during the periods presented.

The tables at the end of this press release provide a reconciliation of net income available to Genworth Financial, Inc.’s common stockholders to adjusted operating income for the three months ended March 31, 2018 and 2017, as well as for the three months ended December 31, 2017, and reflect adjusted operating income (loss) as determined in accordance with accounting guidance related to segment reporting.

This press release includes the non-GAAP financial measure entitled “core yield” as a measure of investment yield. The company defines core yield as the investment yield adjusted for items that do not reflect the underlying performance of the investment portfolio. Management believes that analysis of core yield enhances understanding of the investment yield of the company. However, core yield is not a substitute for investment yield determined in accordance with U.S. GAAP. In addition, the company’s definition of core yield may differ from the definitions used by other companies. A reconciliation of core yield to reported U.S. GAAP yield is included in a table at the end of this press release.

Definition of Selected Operating Performance Measures

The company reports selected operating performance measures including “sales” and “insurance in force” or “risk in force” which are commonly used in the insurance industry as measures of operating performance.

Management regularly monitors and reports sales metrics as a measure of volume of new business generated in a period. Sales refer to new insurance written for mortgage insurance. The company considers new insurance written to be a measure of the company’s operating performance because it represents a measure of new sales of insurance policies during a specified period, rather than a measure of the company’s revenues or profitability during that period.

Management regularly monitors and reports insurance in force and risk in force. Insurance in force for the company’s mortgage insurance business is a measure of the aggregate original loan balance for outstanding insurance policies as of the respective reporting date. Risk in force for the company’s U.S. mortgage insurance business is based on the coverage percentage applied to the estimated current outstanding loan balance. The company considers insurance in force and risk in force to be measures of its operating performance because they represent measures of the size of its business at a specific date which will generate revenues and profits in a future period, rather than measures of its revenues or profitability during that period.

Management also regularly monitors and reports a loss ratio for the company’s businesses. For the mortgage insurance businesses, the loss ratio is the ratio of benefits and other changes in policy reserves to net earned premiums. For the long term care insurance business, the loss ratio is the ratio of benefits and other changes in reserves less tabular interest on reserves less loss adjustment expenses to net earned premiums. The company considers the loss ratio to be a measure of underwriting performance in these businesses and helps to enhance the understanding of the operating performance of the businesses.

These operating performance measures enable the company to compare its operating performance across periods without regard to revenues or profitability related to policies or contracts sold in prior periods or from investments or other sources.

Cautionary Note Regarding Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by words such as “expects,” “intends,” “anticipates,” “plans,” “believes,” “seeks,” “estimates,” “will” or words of similar meaning and include, but are not limited to, statements regarding the outlook for the company’s future business and financial performance. Examples of forward-looking statements include statements the company makes relating to the transaction with China Oceanwide Holdings Group Co., Ltd. (China Oceanwide) and the company’s discussions with regulators in connection therewith. Forward-looking statements are based on management’s current expectations and assumptions, which are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Actual outcomes and results may differ materially from those in the forward-looking statements due to global political, economic, business, competitive, market, regulatory and other factors and risks, including, but not limited to, the following:

•	risks related to the proposed transaction with China Oceanwide including: the company’s inability to complete the transaction in a timely manner or at all; the parties’ inability to obtain regulatory approvals, including from the Committee on Foreign Investment in the United States (CFIUS), or the possibility that such regulatory approvals may further delay the transaction or will not be received prior to July 1, 2018 (and either or both of the parties may not be willing to further waive their end date termination rights beyond July 1, 2018) or that materially burdensome or adverse regulatory conditions may be imposed or undesirable measures may be required in connection with any such regulatory approvals, including any mitigation approaches that may be necessary to obtain CFIUS approval (including conditions or measures that either or both of the parties may be unwilling to accept or undertake, as applicable); the risk that the parties will not be able to obtain other regulatory approvals or regulatory approvals may further delay the transaction; existing and potential legal proceedings may be instituted against the company in connection with the transaction that may delay the transaction, make it more costly or ultimately preclude it; the risk that the proposed transaction disrupts the company’s current plans and operations as a result of the announcement and consummation of the transaction; certain restrictions during the pendency of the transaction that may impact the company’s ability to pursue certain business opportunities or strategic transactions; continued availability of capital and financing to the company before, or in the absence of, the consummation of the transaction; further rating agency actions and downgrades in the company’s debt or financial strength ratings; changes in applicable laws or regulations; the company’s ability to recognize the anticipated benefits of the transaction; the amount of the costs, fees, expenses and other charges related to the transaction; the risks related to diverting management’s attention from the company’s ongoing business operations; the merger agreement may be terminated in circumstances that would require the company to pay China Oceanwide a fee; the company’s ability to attract, recruit, retain and motivate current and prospective employees may be adversely affected; and disruptions and uncertainty relating to the transaction, whether or not it is completed, may harm the company’s relationships with its employees, customers, distributors, vendors or other business partners, and may result in a negative impact on the company’s business;

•

strategic risks in the event the proposed transaction with China Oceanwide is not consummated including: the company’s inability to successfully execute alternative strategic plans to effectively address its current business challenges (including with respect to its U.S. life insurance businesses, debt obligations, cost savings, ratings and capital); the company’s ability to continue to sell long term care insurance policies; the company’s inability to attract buyers for any businesses or other assets it may seek to sell, or securities it may seek to issue, in each case, in a timely manner and on anticipated terms; failure to obtain any required regulatory, stockholder and/or noteholder approvals or consents for such alternative strategic plans, or the company’s challenges changing or being more costly or difficult to successfully address than currently anticipated or the benefits achieved being less than anticipated; inability to achieve anticipated cost-savings in a timely manner; and adverse tax or accounting charges; and the company’s ability to increase the capital needed in its businesses in a timely manner and on anticipated terms, including through improved business performance, reinsurance or similar transactions, asset sales, securities offerings or otherwise, in each case as and when required;

•	risks relating to estimates, assumptions and valuations including: inadequate reserves and the need to increase reserves (including as a result of any changes the company may make to its assumptions, methodologies or otherwise in connection with periodic or other reviews); inaccurate models; deviations from the company’s estimates and actuarial assumptions or other reasons in its long-term care insurance, life insurance and/or annuity businesses; accelerated amortization of deferred acquisition costs (“DAC”) and present value of future profits (“PVFP”) (including as a result of any changes it may make to its assumptions, methodologies or otherwise in connection with periodic or other reviews); adverse impact on the company’s financial results as a result of projected profits followed by projected losses (as is currently the case with its long-term care insurance business); adverse impact on the company’s results of operations and changes in valuation of fixed maturity, and equity securities;

•	risks relating to economic, market and political conditions including: downturns and volatility in global economies and equity and credit markets; interest rates and changes in rates (particularly given the historically low interest rate environment) have adversely impacted, and may continue to materially adversely impact, the company’s business and profitability; deterioration in economic conditions or a decline in home prices that adversely affect the company’s loss experience in mortgage insurance; political and economic instability or changes in government policies; and fluctuations in foreign currency exchange rates and international securities markets;

•	regulatory and legal risks including: extensive regulation of the company’s businesses and changes in applicable laws and regulations (including changes to tax laws and regulations); litigation and regulatory investigations or other actions; dependence on dividends and other distributions from the company’s subsidiaries (particularly its international subsidiaries) and the inability of any subsidiaries to pay dividends or make other distributions to the company, including as a result of the performance of its subsidiaries and insurance, regulatory or corporate law restrictions; adverse change in regulatory requirements, including risk-based capital; changes in regulations adversely affecting the company’s international operations; inability to continue to maintain the private mortgage insurer eligibility requirements (“PMIERs”); inability of the company’s U.S. mortgage insurance subsidiaries to meet minimum statutory capital requirements and hazardous financial condition standards; the influence of Federal National Mortgage Association (“Fannie Mae”), Federal Home Loan Mortgage Corporation (“Freddie Mac”) and a small number of large mortgage lenders on the U.S. mortgage insurance market and adverse changes to the role or structure of Fannie Mae and Freddie Mac; adverse changes in regulations affecting the company’s mortgage insurance businesses; inability to continue to implement actions to mitigate the impact of statutory reserve requirements; impact of additional regulations pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act; changes in tax laws; and changes in accounting and reporting standards;

•

liquidity, financial strength ratings, credit and counterparty risks including: insufficient internal sources to meet liquidity needs and limited or no access to capital (including the ability to obtain further financing under an additional secured term loan or credit facility); future adverse rating agency actions, including with respect to rating downgrades or potential downgrades or being put on review for potential downgrade, all of which could have adverse implications for the company, including with respect to key business relationships, product offerings, business results of operations, financial condition and capital needs, strategic plans, collateral obligations and availability and terms of hedging, reinsurance and borrowings; defaults by counterparties to reinsurance arrangements or derivative instruments; defaults or other events impacting the value of the company’s fixed maturity securities portfolio; and defaults on the company’s commercial mortgage loans or the mortgage loans underlying its investments in commercial mortgage-backed securities and volatility in performance;

•	operational risks including: inability to retain, attract and motivate qualified employees or senior management; ineffective or inadequate risk management in identifying, controlling or mitigating risks; reliance on, and loss of, key customer or distribution relationships; competition, including in the company’s mortgage insurance businesses from government and government-owned and government-sponsored enterprises (“GSEs”) offering mortgage insurance; the design and effectiveness of its disclosure controls and procedures and internal control over financial reporting may not prevent all errors, misstatements or misrepresentations; and failure or any compromise of the security of the company’s computer systems, disaster recovery systems and business continuity plans and failures to safeguard, or breaches of, its confidential information;

•	insurance and product-related risks including: the company’s inability to increase sufficiently, and in a timely manner, premiums on in force long term care insurance policies and/or reduce in force benefits, and charge higher premiums on new policies, in each case, as currently anticipated and as may be required from time to time in the future (including as a result of the company’s failure to obtain any necessary regulatory approvals or unwillingness or inability of policyholders to pay increased premiums), including to offset any impact on the company’s margins; failure to sufficiently increase new sales for the company’s long term care insurance products; availability, affordability and adequacy of reinsurance to protect the company against losses; inability to realize anticipated benefits of the company’s rescissions, curtailments, loan modifications or other similar programs in its mortgage insurance businesses; premiums for the significant portion of the company’s mortgage insurance risk in force with high loan-to-value ratios may not be sufficient to compensate the company for the greater risks associated with those policies; decreases in the volume of high loan-to-value mortgage originations or increases in mortgage insurance cancellations; increases in the use of alternatives to private mortgage insurance and reductions in the level of coverage selected; potential liabilities in connection with the company’s U.S. contract underwriting services; and medical advances, such as genetic research and diagnostic imaging, and related legislation that impact policyholder behavior in ways adverse to the company;

•	other risks including: occurrence of natural or man-made disasters or a pandemic; impairments of or valuation allowances against the company’s deferred tax assets; the possibility that in certain circumstances the company will be obligated to make payments to General Electric Company (GE) under the tax matters agreement with GE even if its corresponding tax savings are never realized and payments could be accelerated in the event of certain changes in control; and provisions of the company’s certificate of incorporation and bylaws and the tax matters agreement with GE may discourage takeover attempts and business combinations that stockholders might consider in their best interests; and

•	risks relating to the company’s common stock including: the continued suspension of payment of dividends; and stock price fluctuations.

The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise.

# # #

Contact Information:

Investors:	investorinfo@genworth.com

Media:	Julie Westermann, 804 662.2423
julie.westermann@genworth.com

Condensed Consolidated Statements of Income

(Amounts in millions, except per share amounts)

(Unaudited)

	Three months ended March 31,		Three months ended December 31,
	2018	2017	2017
Revenues:
Premiums	$1,140	$1,136	$622
Net investment income	804	790	812
Net investment gains (losses)	(31)	34	45
Policy fees and other income	202	211	207

Total revenues	2,115	2,171	1,686

Benefits and expenses:
Benefits and other changes in policy reserves	1,311	1,246	1,383
Interest credited	156	167	152
Acquisition and operating expenses, net of deferrals	240	270	247
Amortization of deferred acquisition costs and intangibles	104	94	119
Interest expense	76	62	75

Total benefits and expenses	1,887	1,839	1,976

Income (loss) from continuing operations before income taxes	228	332	(290)
Provision (benefit) for income taxes	63	116	(555)

Income from continuing operations	165	216	265
Loss from discontinued operations, net of taxes	—	—	—

Net income	165	216	265
Less: net income (loss) attributable to noncontrolling interests	53	61	(88)

Net income available to Genworth Financial, Inc.’s common stockholders	$112	$155	$353

Income from continuing operations available to Genworth Financial, Inc.’s common stockholders per share:
Basic	$0.22	$0.31	$0.71

Diluted	$0.22	$0.31	$0.70

Net income available to Genworth Financial, Inc.’s common stockholders per share:
Basic	$0.22	$0.31	$0.71

Diluted	$0.22	$0.31	$0.70

Weighted-average common shares outstanding:
Basic	499.6	498.6	499.2

Diluted	502.7	501.0	502.1

Reconciliation of Net Income to Adjusted Operating Income

(Amounts in millions, except per share amounts)

(Unaudited)

	Three months ended March 31,		Three months ended December 31,
	2018	2017	2017
Net income available to Genworth Financial, Inc.’s common stockholders	$112	$155	$353
Add: net income (loss) attributable to noncontrolling interests	53	61	(88)

Net income	165	216	265
Loss from discontinued operations, net of taxes	—	—	—

Income from continuing operations	165	216	265
Less: income (loss) from continuing operations attributable to noncontrolling interests	53	61	(88)

Income from continuing operations available to Genworth Financial, Inc.’s common stockholders	112	155	353
Adjustments to income from continuing operations available to Genworth
Financial, Inc.’s common stockholders:
Net investment (gains) losses, net[9]	17	(20)	(41)
Expenses related to restructuring	—	1	—
Taxes on adjustments	(4)	7	14

Adjusted operating income	$125	$143	$326

Adjusted operating income (loss):
U.S. Mortgage Insurance segment	$111	$73	$74
Canada Mortgage Insurance segment	49	36	43
Australia Mortgage Insurance segment	19	13	(125)
U.S. Life Insurance segment:
Long Term Care Insurance	(32)	14	17
Life Insurance	(1)	16	(85)
Fixed Annuities	28	23	(1)

Total U.S. Life Insurance segment	(5)	53	(69)

Runoff segment	10	14	13
Corporate and Other	(59)	(46)	390

Adjusted operating income	$125	$143	$326

Net income available to Genworth Financial, Inc.’s common stockholders per share:
Basic	$0.22	$0.31	$0.71

Diluted	$0.22	$0.31	$0.70

Adjusted operating income per share:
Basic	$0.25	$0.29	$0.65

Diluted	$0.25	$0.29	$0.65

Weighted-average common shares outstanding:
Basic	499.6	498.6	499.2

Diluted	502.7	501.0	502.1

[9]	For the three months ended March 31, 2018 and 2017 and the three months ended December 31, 2017, net investment gains (losses) were adjusted for DAC and intangible assets amortization and certain benefit reserves of $(3) million, zero and $(3) million, respectively, and adjusted for net investment gains (losses) attributable to noncontrolling interests of $(11) million, $14 million and $7 million, respectively.

Condensed Consolidated Balance Sheets

(Amounts in millions)

	March 31, 2018	December 31, 2017
	(Unaudited)
Assets
Cash, cash equivalents, restricted cash and invested assets	$75,318	$76,911
Deferred acquisition costs	2,699	2,329
Intangible assets and goodwill	339	301
Reinsurance recoverable	17,482	17,569
Deferred tax and other assets	1,033	957
Separate account assets	6,902	7,230

Total assets	$103,773	$105,297

Liabilities and equity
Liabilities:
Future policy benefits	$37,946	$38,472
Policyholder account balances	23,751	24,195
Liability for policy and contract claims	9,651	9,594
Unearned premiums	3,797	3,967
Deferred tax and other liabilities	1,868	1,937
Borrowings related to securitization entities	32	40
Non-recourse funding obligations	310	310
Long-term borrowings	4,654	4,224
Separate account liabilities	6,902	7,230

Total liabilities	88,911	89,969

Equity:
Common stock	1	1
Additional paid-in capital	11,979	11,977

Accumulated other comprehensive income (loss):
Net unrealized investment gains (losses):
Net unrealized gains (losses) on securities not other-than-temporarily impaired	905	1,075
Net unrealized gains (losses) on other-than-temporarily impaired securities	12	10

Net unrealized investment gains (losses)	917	1,085

Derivatives qualifying as hedges	1,927	2,065
Foreign currency translation and other adjustments	(217)	(123)

Total accumulated other comprehensive income (loss)	2,627	3,027
Retained earnings	1,111	1,113
Treasury stock, at cost	(2,700)	(2,700)

Total Genworth Financial, Inc.’s stockholders’ equity	13,018	13,418
Noncontrolling interests	1,844	1,910

Total equity	14,862	15,328

Total liabilities and equity	$103,773	$105,297

Impact of Foreign Exchange on Adjusted Operating Income and Flow New Insurance Written10

Three months ended March 31, 2018

	Percentages Including Foreign Exchange	Percentages Excluding Foreign Exchange[11]
Canada Mortgage Insurance (MI):
Adjusted operating income	36%	28%
Flow new insurance written	9%	4%
Flow new insurance written (1Q18 vs. 4Q17)	(31)%	(31)%

Australia MI:
Adjusted operating income	46%	38%
Flow new insurance written	(17)%	(20)%
Flow new insurance written (1Q18 vs. 4Q17)	(19)%	(19)%

[10]	All percentages are comparing the first quarter of 2018 to the first quarter of 2017 unless otherwise stated.
[11]	The impact of foreign exchange was calculated using the comparable prior period exchange rates.

Reconciliation of Core Yield to Reported Yield

Three months ended March 31, 2018
(Assets - amounts in billions)
Reported Total Invested Assets and Cash	$74.6
Subtract:
Securities lending	0.2
Unrealized gains (losses)	3.7

Adjusted end of period invested assets	$70.7

Average Invested Assets Used in Reported Yield Calculation	$70.7
Subtract:
Restricted commercial mortgage loans related to securitization entities[12]	0.1

Average Invested Assets Used in Core Yield Calculation	$70.6

(Income - amounts in millions)
Reported Net Investment Income	$804
Subtract:
Bond calls and commercial mortgage loan prepayments	11
Other non-core items[13]	(2)
Restricted commercial mortgage loans related to securitization entities[12]	1

Core Net Investment Income	$794

Reported Yield	4.55%

Core Yield	4.50%

[12]	Represents the incremental assets and investment income related to restricted commercial mortgage loans and other invested assets.
[13]	Includes cost basis adjustments on structured securities and various other immaterial items.